Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

The parties to this Separation Agreement and Release (Agreement) are Planar Systems, Inc. (Employer or Planar), and Chris N King (Employee or “Dr King”).

RECITALS

A. Employee is separating from employment with Planar; and

B. Employee elects to receive severance pay and related benefits under this Agreement under the terms and conditions set forth below.

Therefore, in consideration of the mutual promises set forth below, the parties agree as follows:

1. Employment Termination. Employee’s employment with Employer is hereby terminated, effective April 4, 2005 (Separation Date).

2. Payment. Employee has received all accrued wages owing through the last date of employment. As consideration for this Agreement, Employee shall receive an additional 12 months base salary ($265,000.00), payable upon the later of expiration of the revocation period set forth in paragraph 8, or the return of all Planar property as required under paragraph 9. PTO accrued and unused at time of separation will be paid to the maximum of 200 hours, per Company policy. Employer will withhold taxes on this amount in accordance with all applicable local, state and federal laws

3. Health Insurance. Employee’s coverage under Employer’s health insurance plan ends on April 30, 2005. If eligible, Dr King may continue full health insurance benefits for himself and his immediate family as provided under federal COBRA regulations. In consideration for this Agreement, Employee shall receive a lump sum payment of $40,000.00 to fund continuation of health insurance benefits for the 18 months period under COBRA. Employer will withhold taxes on this amount in accordance with all applicable local, state and federal laws

4. Consulting Agreement. As further consideration for this Agreement, Planar shall engage Dr King and Dr King shall provide services upon specific request of Balaji Krishnamurthy, pursuant to the terms and conditions of the Consulting Agreement attached hereto as Exhibit A

5. Employee Pension and Retirement Plans. Dr King shall be entitled to Employee’s rights under Employer’s benefit plans as such plans, by their provisions, apply upon Employee’s termination.

6. Stock Options. Dr. King holds stock options as reflected in his personal web account at www.aststockplan.com. Except as expressly stated in this paragraph, Employee’s options remain subject to the terms and conditions of the stock option plans and agreements pursuant to which the options were issued. Dr. King acknowledges that he has no right, title or interest in any other stock options or rights to acquire stock of Planar of any kind. Dr. King acknowledges that he is responsible for obtaining such tax or legal advice as he may deem appropriate in order to understand and properly account for the above stock options, including without limitation vesting, time periods during which such stock options may be exercised and the tax consequences of the exercise of such options. In consideration of this Agreement, options to purchase shares of Planar stock which are vested pursuant to the terms and conditions of the grants and of the Company’s Stock Incentive Plans, shall become exercisable on the Separation Date, and, under the terms of the stock option plans, shall remain exercisable until the date that is three months after the end of the Term of the Consulting Agreement (as “Term” is defined in the Consulting Agreement). All options held by Dr King that are unvested at the end of the Term of the Consulting Agreement shall be forfeited.

7. General Release. In consideration of the benefits provided in this Agreement, Employee releases Employer, its directors, officers, agents, employees, attorneys, insurers, related corporations, successors and assigns, from any and all liability, damages or causes of action, whether known or unknown, whether in tort, contract, or under state or federal statute. Employee understands and acknowledges that this release includes, but is not limited to any claim for reinstatement, reemployment, attorney fees or additional compensation in any form, and any claim, including but not limited to those arising under the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Employee Retirement Income Security Act of 1974 (ERISA), Executive Order 11246, as amended, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to Employee’s employment or association with Employer or the termination of that employment and association. In consideration of the covenants provided in this Agreement, Employer releases Employee from any and all liability, damages, or causes of action, whether known or unknown, whether in tort, contract, or under state or federal statute.

8. Release of Rights Under Older Workers’ Benefit Protection Act. In accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), Employee acknowledges that (1) he has been advised in writing to consult with an attorney prior to executing this Agreement; (2) he is aware of certain rights to which he may be entitled under the Act; (3) as consideration for executing this Agreement, Employee has received additional benefits and compensation of value to which he would otherwise not be entitled, and (4) by signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement. Employee acknowledges that he has been given a period of at least 21 days from April 4, 2005 to consider this offer. Employee acknowledges in the event he has not executed this Agreement by April 25, 2005 the offer shall expire. Employee further acknowledges that he has a period of seven days from the date of execution in which to revoke this Agreement by written notice to Linda Johnston, Director of Human Resources. In the event Employee does not exercise his right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day waiting period described above.

9. Return of Planar Property. Employee agrees that on April 4, 2005 Employee shall return to Employer all property belonging to Employer, including, but not limited to keys, credit cards, telephone calling card, files, records and computer access codes. Employee may retain his computer hardware after it has been returned to IT for deletion of all Planar software and data. As of April 5, 2005 Employee agrees to accept responsibility for the Planar-provided cellular phone account.

10. Confidentiality. Employee agrees to certain obligations under the Planar Systems, Inc.’s Confidentiality and Proprietary Rights Agreement, as described in the following paragraphs, notwithstanding the termination of his employment.

11. Non-solicitation. Employee agrees that for a period of 12 months from the Separation Date, Employee shall not (i) directly or indirectly solicit business from any person or entity which then is or was a Planar customer, client or prospect during the twelve (12) months prior to the Separation Date, or otherwise induce any such person or entity, as the case may be, to leave the employment of the Planar or cease or reduce their business relationship with the Planar; (ii) directly or indirectly hire or use the services of any then current employee of Planar; or (iii) aid others in doing anything described in either (i) or (ii) of this paragraph, whether as an employee, officer, director, shareholder, partner, consultant or otherwise. For purposes of this paragraph, the term “solicit” includes (i) responding to requests for proposals and invitations for bids, (ii) initiating contacts with customers, clients, or prospects of Planar for the purpose of advising them that Employee is no longer employed by Planar and is available for work that is competitive with the services offered by Planar, and (iii) participating in joint ventures or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this Agreement. The terms “Planar client” and “Planar customer” include any parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. “Planar prospect” means any person or entity to whom Planar has submitted a bid or proposal within the then immediately preceding six (6) months.

12. Non-competition. Employee agrees that for a period of 12 months from the Separation Date, Employee shall not directly or indirectly Compete (defined below) with Planar anywhere Planar is doing or planning to do business. “Compete” means directly or indirectly: (i) have any financial interest in, (ii) join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, principal or shareholder with (except as holder of not more than five percent (5%) of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded) or (iii) provide services in any capacity to those participating in the ownership, management, operation or control of, and/or (iv) act as a consultant or subcontractor to, a Competitive Business (defined below). “Competitive Business” means any corporation, proprietorship, association or other entity or person engaged in the sale, production and/or development of products or the rendering of services of a kind similar to or competitive with that sold, produced, developed or rendered by Planar as of the Separation Date.

13. Disclosure of this Agreement. Employee shall keep both the fact and terms of this Agreement secret and confidential, except that Employee may disclose this Agreement as required by law and (1) to his immediate family, (2) to his lawyers, tax accountants and other advisors in order to seek advice about its provisions, properly account for and report its effects, (3) to obtain enforcement of any of its provisions, provided anyone to whom Employee is authorized to disclose this Agreement agrees to be bound by the terms of this paragraph.

14. Disparagement. Employee will not make any malicious, disparaging or false remarks about Employer, its officers, directors or employees. Employee further agrees to refrain from making any negative statements regarding Employer to any third parties or any statements which could be construed as having or causing a diminishing effect on Employer’s reputation, goodwill or business.

15. Consent to Injunction. Employee agrees that his violation of paragraphs 10, 11 or 12 shall constitute a breach of this Agreement that will cause irreparable injury to Employer, and that monetary damages alone would not adequately compensate Employer for the harm suffered. Employee agrees that Employer shall be entitled to injunctive relief to enjoin any breach or threatened breach of paragraphs 10, 11 and 12 in addition to any other available remedies.

16. No Admission of Liability. Employee agrees that nothing in this Separation Agreement and Release, its contents, and any payments made under it, will be construed as an admission of liability on the part of Employer.

17. Dispute Resolution. The parties agree that any dispute (1) concerning the interpretation, construction or breach of this Agreement, (2) arising from Employee’s employment or service with Employer, (3) relating to any compensation or benefits Employee may claim, or (4) relating in any way to any claim by Employee for reinstatement or reemployment by Employer after execution of this Agreement shall be submitted to a mediator agreed upon by the parties for nonbinding confidential mediation under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA). Each party shall bear their own costs of mediation. If the matter cannot be resolved with the aid or the mediator, it shall be submitted to AAA for final and binding confidential arbitration before a single arbitrator in Portland, Oregon, applying Oregon law, without regard to conflict of law principles. The prevailing party shall be entitled to recover its reasonable costs, attorney fees and out-of pocket expenses relating to arbitration and any appeal. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution; provided, however, that Employer shall be entitled to seek injunctive relief in any court of competent jurisdiction to prevent a breach or threatened breach of paragraphs 10, 11 and 12, notwithstanding anything in this paragraph to the contrary.

18. Successors and Assigns. This Agreement shall be binding upon Employee’s heirs, executors, administrators and other legal representatives and may be assigned and enforced by Employer, its successors and assigns.

19. Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid obligations, provisions, or applications. If any provision of this Agreement or its application is held invalid, it shall be modified as necessary to render it valid and enforceable. If any provision of this Agreement or its application is held invalid and cannot be modified to render it valid and enforceable, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid provisions or applications.

20. Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

21. Section Headings. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

22. Entire Agreement. Except as otherwise provided in this section, this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. Employee remains bound by the terms of any and all prior Agreements with Employer pertaining to confidential information, non-competition, non-solicitation, and assignment of inventions. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

This Agreement is not effective until it is signed by all parties.

EMPLOYEE		PLANAR SYSTEMS, INC

/s/ Chris N King		By:	/s/ Balaji Krishnamurthy

Date:	April 4, 2005	Date:	April 4, 2005